UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2015

99 CENTS ONLY STORES LLC

(Exact name of registrant as specified in its charter)

California	1-11735	95-2411605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of principal executive offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                        Results of Operations and Financial Condition.

On September 11, 2015, 99 Cents Only Stores LLC (the “Company”) issued a press release (the “Release”) announcing its financial results for the second quarter of fiscal 2016 ended July 31, 2015.  A copy of the Release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information disclosed in this Item 2.02, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such a filing.

The press release contains certain non-GAAP financial measures within the meaning of the Securities and Exchange Commission’s Regulation G, namely EBITDA and Adjusted EBITDA.  Management has included this information in the press release because it believes it represents a more effective means by which to measure the Company’s operating performance.  The press release contains a reconciliation of the non-GAAP measure to the financial measure calculated and presented in accordance with GAAP which is most directly comparable to the applicable non-GAAP financial measure.

Item 5.02                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Geoffrey J. Covert; Resignation of Andrew A. Giancamilli

On September 11, 2015, the Company announced that the Board of Directors of the Company’s parent, Number Holdings, Inc. (“Holdings”) appointed Geoffrey J. Covert to serve as President and Chief Executive Officer of each of the Company and Holdings.  Mr. Covert will replace Andrew A. Giancamilli upon Mr. Giancamilli’s resignation later today as Interim President and Chief Executive Officer of each of the Company and Holdings.  Mr. Giancamilli will remain Chairman of the Board of Directors of Holdings.  A copy of the press release announcing the appointment is included herewith as Exhibit 99.2 and by this reference incorporated herein.

Mr. Covert, 64, was previously the Senior Vice President of Retail Divisions for The Kroger Co., a global retail corporation, operating grocery, multi-department, discount, convenience and jewelry stores (“Kroger”).  Mr. Covert joined Kroger in 1996 serving in positions of increased responsibility, starting as Vice President of the Grocery Products Group and later being promoted to Senior Officer, Retail Operations at Kroger.  Mr. Covert was named to his current role in 2012.  Before joining Kroger, Mr. Covert worked for 22 years in a number of management positions with The Proctor & Gamble Co.  Mr. Covert holds a Bachelor’s degree in chemical engineering from Case Western Reserve University.

There are no relationships between Mr. Covert and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Employment Agreement with Mr. Covert

Mr. Covert is entering into an employment agreement with the Company as of September 11, 2015.  The employment agreement has an initial term of four years with one automatic one-year extension, unless either party gives written notice not later than 90 days prior to the initial four-year term.  Mr. Covert will be entitled to receive an annual base salary of $900,000 during the term of the employment agreement.  In addition, with respect to fiscal year 2016, Mr. Covert will receive a guaranteed bonus equal to his annual base salary, prorated for the period of his employment with the Company during the fiscal year.  Beginning in fiscal year 2017, Mr. Covert will be eligible to receive an annual incentive bonus with a target of 100% of his annual base salary and a maximum of 200% of his annual base salary.  The actual payment of the annual incentive bonus will be determined based on achievement against certain benchmarks determined by the Board of Directors of Holdings.  The Board of Directors of Holdings also intends to grant Mr. Covert options to purchase shares of common stock of Holdings.

If Mr. Covert is terminated by the Company for any reason other than for Cause or resigns for Good Reason (each as defined in the employment agreement), subject to his execution and non-revocation of a release of claims against the Company and continued compliance with his fair competition agreement, Mr. Covert will receive continued payments of his annual base salary for 12 months following termination of employment and, if such termination occurs in the last six months of the fiscal year, a pro rata portion of his annual bonus for such year.  Additionally, Mr. Covert is entitled to reimbursement for (i) his reasonable out-of-pocket expenses in connection with the transfer of household goods from his former residence, and (ii) his lease of temporary housing in the Los Angeles metropolitan area for a maximum of six months.

Mr. Covert shall also be entitled to receive amounts under a transition program based on the value of certain equity awards from Kroger that he will forfeit in connection with his employment at the Company.  The maximum amount of such payments is approximately $4.96 million, payable over a period of four years.  If Mr. Covert is terminated for Cause or resigns without Good Reason, payment of such amounts will cease.  If Mr. Covert resigns without Good Reason prior to the second anniversary of his start date, he must repay to the Company all amounts paid to him pursuant to the transition program.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 11, 2015

99.2	Press Release, dated September 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

99 CENTS ONLY STORES LLC

Dated: September 11, 2015	By:	/s/ Michael Fung
Michael Fung
Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated September 11, 2015

99.2	Press Release, dated September 11, 2015